U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                   Form 12b-25

                           NOTIFICATION OF LATE FILING


                          Quarterly Report on Form 10-Q

                     For the quarter ended January 31, 1999.


--------------------------------------------------------------------------------

PART I - Registrant Information

Full name of registrant:  VTEL Corporation

Address of Principal Executive Office:  108 Wild Basin Road

City, State and Zip Code: Austin, Texas 78746

--------------------------------------------------------------------------------

PART II - Rules 12b-25(b) and (c)

The Quarterly Report on Form 10-Q will be filed on or before the fifth calendar day following the prescribed due date.

--------------------------------------------------------------------------------

PART III - Narrative

The Quarterly Report on Form 10-Q for the quarter ended January 31, 1999 could not be filed within the prescribed period due to disclosure issues related to a recent acquisition by the Company. Additional time is required by the Company to incorporate the details of this transaction into the Form 10-Q.

--------------------------------------------------------------------------------

PART IV - Other Information

(1) Name and telephone number of person to contact in regard to this notiFication

     Frank Milano -  Director of Finance - (512) 917-5184

(2) All other periodic reports required under section 13 or 15(d) of the Securities and Exchange Act of 1934 have been filed.

(3) No significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement included in the subject report.

--------------------------------------------------------------------------------

VTEL Corporation has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date : 3/17/99                   By: /s/ Rodney S. Bond, Chief Financial Officer